BLUE BIRD CORPORATION

CHANGE IN CONTROL PLAN

Blue Bird Corporation, a Delaware corporation (the “Company”), hereby establishes this Blue Bird Corporation Change in Control Plan (the “Plan”). The Plan is initially effective as of January 25, 2024 (the “Effective Date”).

Article 1. Purpose
The purpose of this Plan is to further the growth and success of the Company by enabling Participants to share in the gains upon a sale of the Company, thereby increasing their personal stake in the Company’s growth and success, providing a means of rewarding outstanding service by such Participants and aiding retention.
Article 2. Definitions.
In addition to the defined terms defined elsewhere in this Plan, the following terms have the meaning set forth herein:
(a)“Affiliate,” with respect to any entity, means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the entity, whether now or hereafter existing.

(b)“Award” means an award made to a Participant pursuant to this Plan.

(c)“Award Agreement” means the individual Award Agreement in the form of Appendix B or such other form as the Committee may specify with respect to any Award that informs the Participant of his or her designation as a participant in the Plan and any further terms thereof.

(d)“Beneficiary” means the beneficiary designated by a Participant in writing to the Committee under the terms of this Plan and in accordance with such procedures as the Committee may establish from time to time.

(e)“Board” means the Board of Directors of the Company.
(f)“Cause” shall have the same meaning as prescribed in the Participant’s then current Employment Agreement. If a Participant does not have an Employment Agreement, or if such Employment Agreement does not contain a definition of “Cause,” then Cause shall mean:

(i)an act of theft, forgery, fraud, misappropriation, embezzlement, or other similar action by the Participant against the Company or any of its Affiliates;

(ii)a willful and knowing violation by the Participant of any law, order, rule or regulation of any court or governmental or regulatory body or authority, which is or could reasonably be expected to be materially injurious to the business, properties, assets, results of operations, or condition (financial or otherwise) of the Company;

(iii)a conviction of the Participant of, or plea of guilty or nolo contendere by the Participant to, any felony;

(iv)a violation by the Participant of any fiduciary duty or duty of loyalty owed by the Participant to the Company or any of its Affiliates, and if a cure is possible, a failure to cure after reasonable opportunity (of not less than ten (10) days after notice thereof is given to the Participant by the Company) to cure such violation;

(v)a material breach by the Participant of a material provision of the Participant’s Employment Agreement after notice, and if a cure is possible, failure to cure after a reasonable opportunity (of not less than ten (10) days after notice thereof is given to the Participant by the Company) to cure such material breach; or

(vi)the loss/suspension of any license issued by any state or other regulatory body necessary for the Participant to conduct his or her duties.

(g)“Change in Control” shall have the same meaning as provided in the Company’s Amended and Restated 2015 Omnibus Equity Incentive Plan, provided, however, that an event shall not be considered a Change in Control for purposes of the Plan unless and until such event constitutes a “change in the ownership” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treas. Reg. §1.409A-3(i)(5).

(h) “Change in Control Bonus” shall mean the bonus payable to a Participant upon a Change in Control, in accordance with and subject to the terms and conditions of the Plan.

(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statutory provisions.

(j)“Committee” means the Compensation Committee of the Board of Directors of the Company, or such other person(s) or committee as may be subsequently appointed by the Board of Directors of the Company to administer the Plan.

(k)“Disabled” means either (i) the Participant’s total and permanent disability as defined in Section 22(e)(3) of the Code, or (ii) the Participant’s disability within the meaning of a long-term disability plan in which the Participant participates that is sponsored by the Company and then in effect.

(l)“Employment Agreement” means the then current written employment agreement between the Participant and the Company (or its Affiliate, as applicable).

(m)“Good Reason” shall have the same meaning as prescribed in the Participant’s then current Employment Agreement. If a Participant does not have an Employment Agreement, or if such Employment Agreement does not contain a definition of “Good Reason,” then Good Reason shall mean:

(i)a material diminution in Participant’s base salary or bonus opportunities (except for diminutions imposed that are proportionate to those imposed on other similarly situated executives or employee of the Company as part of a broader compensation reduction effort by the Company);

(ii)a material diminution in the Participant’s authority, sales territory (if applicable), duties or responsibilities inconsistent with Participant’s current position (as provided in the Participant’s Employment Agreement, if applicable);

(iii) a material change in the Participant’s principal place of employment, which shall mean relocation of the Participant’s principal place of employment by more than fifty (50) miles; or

(iv)any material breach by the Company (or its Affiliate, as applicable) of the Participant’s Employment Agreement or other material written agreement between the Participant and the Company (or its Affiliate, as applicable);
provided that, in order for a termination by a Participant to constitute a termination for “Good Reason” (A) the Participant shall give the Company written notice of the Participant’s intention to resign with Good Reason within forty-five (45) days following the initial occurrence of the circumstances that purportedly gave rise to Good Reason, which written notice shall describe such circumstances in reasonable detail, (B) the Company shall have a period of thirty (30) days following receipt of such written notice to cure such circumstances, and (C) if the Company fails or refuses to cure such circumstances, the Participant must resign within thirty (30) days following the expiration of such cure period.
(n)“Participant” means each employee who is designated by the Committee as a Participant and who meets any other conditions to participation as specified by the Committee, in accordance with the terms of the Plan.

(o)“Per Share Price” shall mean the price or value ascribed to a share of Company stock in connection with a Change in Control.

(p)“Person” means any individual, corporation, partnership, association, tribe, trust, business trust, limited liability company, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated authority, governmental authority or other form of entity or group.

(q)“Plan” means this Blue Bird Corporation Change in Control Plan, as amended and/or restated from time to time.

(r)“Qualifying Termination” shall mean the termination of the Participant’s employment (i) due to the Participant’s death or Disability, (ii) by the Company (or the acquirer) or an Affiliate thereof without Cause, or (iii) by the Participant with Good Reason.

(s)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder.

(t)“Severance” means the severance benefits payable to a Participant under, and subject to and in accordance with, the terms and conditions of, the Plan.
Article 3. Administration.
Section 3.1    Administration. The Plan shall be administered by the Committee. As administrator of the Plan, the Committee shall have full authority to interpret the Plan and to decide all questions concerning the Plan, including, without limitation, determination of eligibility for and calculation of Plan benefits, and construction of Plan terms. The Committee’s interpretation of the Plan and its resolution of questions regarding the Plan shall be final and binding on all Participants. The Committee may establish, adopt, and revise such rules, regulations, guidelines, forms of agreements, and instruments relating to the Plan or appoint such designees with respect to the administration of the Plan as it may deem necessary or advisable for the administration of the Plan. The acts of a majority of the total membership of the Committee at any meeting or the acts approved in writing by all of its members shall be the acts of the Committee.
Section 3.2    Interpretation. Except as limited by applicable law and subject to the provisions herein, the Committee shall have full power and authority among other things:
(a)    To select, in the Committee’s sole discretion, Participants to whom Awards shall be granted from time to time in accordance with Section 4 of the Plan;
(b)    To determine the terms and conditions of any Award granted hereunder;
(c)    To adjust the terms and conditions, at any time or from time to time, of any Award, subject to the provisions of this Plan;
(d)    To determine whether a Participant has a Disability or has died;
(e)    Subject to the provisions of this Plan, to cancel outstanding Awards;

(f)    To require as a condition of the acceptance of an Award or the payment thereof, the withholding of any applicable foreign, federal, state or local taxes;
(g)    To determine whether and with what effect an individual has incurred a termination of employment, including whether such termination was with or without Cause;
(h)    To determine whether an event, including a merger, consolidation or other combination of the Company, constitutes a Change in Control;
(i)    To adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of this Plan;
(j)     To amend or modify the Plan, subject to and in accordance with the terms of the Plan; and
(k)    To appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.
The policies and procedures of the Committee may differ with respect to Awards granted at different times or to different Participants.
Section 3.3    Limitations on Authority. Notwithstanding the foregoing, the Committee may not interpret or construe the terms of the Plan in a manner that would otherwise materially increase the cost or materially increase the type or scope of benefits, whether individually or in the aggregate, to be provided under the Plan without the written consent of the Board.
Section 3.4    No Liability for Plan Actions. Neither the Committee nor any designee shall be liable for any action, determination or interpretation made in good faith with respect to the Plan or any distribution paid under the Plan made in good faith. All expenses and liabilities that the Committee incurs in connection with the administration of this Plan will be borne by the Company. Each member of the Committee shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or any designee be held liable for any determination made, or other action taken, or any omission to act in reliance upon any such information as referred to in the preceding sentence, or for any action (including the furnishing of information) taken, or any omission to act, when any such determination, action or omission is made in good faith.
Section 3.5    Indemnification of Committee and Designees. Each Person who is or shall have been a member of the Committee or a designee authorized under this Plan shall be indemnified and held harmless by the Company against and from any and all liabilities, losses, damages, judgments, awards, settlements, penalties, fines, taxes, claims, cost and expenses, including reasonable attorney’s fees (collectively, “Losses”) that may be imposed upon or reasonably incurred by him in connection with or resulting from any action, claim, cause of action, controversy, proceeding, demand, dispute, investigation, litigation or suit (“Claim”) to which such Person may be or become involved by reason of any action taken or failure to act under the Plan or any determination or interpretation with respect to the Plan or any distribution thereunder and against and from any and all Losses paid by such Person in settlement thereof (with the Company’s prior written approval) or paid by such Person in satisfaction of a judgment in any such proceeding, except a judgment in favor of the Company based upon a finding of such Person’s lack of good faith; subject, however, to the condition that upon the institution of any Claim against such Person, such Person shall in writing give the Company an opportunity, at its expense, to handle and defend the Claim before such Person undertakes to handle and defend it on such Person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such Person may be entitled as a matter of law or otherwise, or any obligation that the Company may have to indemnify such Person or hold such Person harmless.
Article 4. Eligibility.
Section 4.1    Eligibility Generally. Any manager, officer, or employee may be selected as a Participant in the Plan. The Committee shall have the authority to designate employees or groups of employees as Participants by job title, class, job band, or similar classification. Awards may be granted to Participants at such times as determined by the Committee.
Section 4.2    Award Agreements and Conditions. Unless otherwise determined by the Committee, each Award shall be evidenced by an Award Agreement which shall set out the material terms of the Award, in substantially the same form as provided in Exhibit B hereto. For the avoidance of doubt, (i) no Change in Control Bonuses or Severance will be paid under this Plan unless and until a Change in Control occurs, and (ii) no manager, officer, or employee shall become a Participant unless and until selected by the Committee for participation and, if required by the Committee, an Award Agreement is fully executed by both the Participant and an authorized representative of the Company.
Article 5. Awards.
Section 5.1    Change in Control Bonus Amount. In the event of a Change in Control of the Company, subject to Section 5.4 hereof, each Participant shall be entitled to receive a Change in Control Bonus, calculated as the Participant’s target payout under the Company’s Annual Management Incentive Plan for the year in which the Change in Control occurs, subject to a multiplier in accordance with the following chart based upon the Per Share Price in connection with the Change in Control:

Per Share Price	Change in Control Bonus - Annual Management Incentive Plan Target Multiplier
Less than $25	2
$25	3
$30	4
$35	5
$40 or more	6
The Per Share Price shall be determined by the Committee. In the event a Participant is not participating in or otherwise does not have a target payout under the Annual Management Incentive Plan for the year in which the Change in Control occurs, the Committee shall determine an amount to be used as such Participant’s Annual Management Incentive Plan payout target solely for purposes of this Plan, in its sole discretion. For the avoidance of doubt, (i) the above multiplier shall apply for purposes of this Plan only (and shall not have any impact on the amount, if any, any Participant is eligible to receive under the Annual Management Incentive Plan), and (ii) the applicable multipliers reflected in the chart above will only apply if the corresponding Per Share Price thresholds are met or exceeded; there will be no interpolation or proration between thresholds.
Section 5.2    Change in Control Bonus Payment Timing and Form. Any Change in Control Bonus payable hereunder shall be paid in a lump sum on or as soon as reasonably practicable (but in no event more than sixty (60) days) following the closing of the Change in Control. The Change in Control Bonus shall be payable in cash; provided, however, that, to the extent the proceeds from the Change in Control are payable (in whole or in part) in a form other than cash, contingent upon and subject to the receipt of prior stockholder approval in accordance with NASDAQ regulations, the Committee may provide that all or a portion of the Change in Control Bonus (for all or select Participant(s)) shall be payable (in whole or in part) in the form of fully vested shares of the Company (or the acquirer or resulting company, as applicable). The Committee may require that a Participant execute a general release of claims in favor of the Company (and the acquirer) as a condition of payment of the Change in Control Bonus.
Section 5.3    Severance Benefits. In the event a Participant experiences a Qualifying Termination within eighteen (18) months following the closing of a Change in Control, the Participant shall receive a lump sum, cash Severance payment equal to such Participant’s annualized base salary (or if applicable, the hourly equivalent, as determined by the Company in its sole discretion). The Severance payment shall be payable within sixty (60) days following the date of the Participant’s termination of employment, provided that if such sixty (60) day period spans two calendar years, the Severance payment shall be made in the second taxable year. Unless otherwise determined by the Committee, the Participant shall be required to execute a general release of claims in favor of the Company (and the acquirer), and for such release to become irrevocable, prior to the expiration of such sixty (60) day period, as a condition of payment of Severance hereunder. If a Participant is potentially eligible to receive severance benefits from the Company and/or one of its Affiliates under any other plan, agreement, or program (the “Alternative Severance”), then the terms of such Alternative Severance under such other plan, agreement, or program shall apply in lieu of this Section 5.3; provided, however, that if (i) the amount of severance payable under this Section 5.3 exceeds the amount of the Alternative Severance (without regard to any time value of money considerations due to differences in payment timing), and (ii) the Alternative Severance arrangement is not considered deferred compensation subject to Section 409A of the Code, in each case as determined by the Committee in its sole discretion, then the severance provisions of this Section 5.3 shall replace and apply in lieu of the Alternative Severance.
Section 5.4    Employment Required. Except as otherwise provided in this Section 5.4, a Participant must remain employed with the Company in good standing through the date of a Change in Control in order to receive any Change in Control Bonus and/or Severance benefits under the Plan. Except as provided in Section 5.4 hereof, if a Participant’s employment with the Company is terminated prior to the date of a Change in Control for any reason, such Participant’s Award shall be forfeited to the Company for no consideration. Notwithstanding the foregoing, (i) in the event a Participant is terminated due to the Participant’s death or Disability, or by the Company without Cause, and a Change in Control occurs within six (6) months following the date of the Participant’s termination, the Participant shall receive their Change in Control Bonus as provided in Sections 5.1 and 5.2 above, provided that such Change in Control Bonus may, at the sole discretion of the Committee, be prorated portion based upon the number of whole and partial months elapsed between the date of the Participant’s termination of employment and the closing of the Change in Control, as determined by the Committee in its sole discretion, and (ii) in the event a Participant is terminated by the Company without Cause as of the date of the Change of Control due to the Participant not receiving an offer of employment with the acquirer or one of its Affiliates, the Participant shall be eligible to receive the Severance benefits under and in accordance with Section 5.3 hereof.
Section 5.5    Clawback, Offset and Recovery of Awards and Award Payments.
(a)    By accepting an Award, each Participant agrees to and shall return to the Company (or agree to the cancellation of) any and all Award amounts, both paid and unpaid, based upon a determination made by the Committee pursuant to any of Section 5.6(b)–(f) hereof.  The Committee shall impose a clawback authorized below to the extent determined appropriate by the Committee. All determinations by the Committee shall be final and binding on the Participant.
(b)    Miscalculation of Award Amounts. If the Committee determines, in its sole and absolute discretion, that the amount of an Award was calculated incorrectly, whether or not the Company or any Affiliate of the Company is required to restate its or their financial statements and without regard to whether such miscalculation was due to fraud or intentional misconduct, the Committee may require reimbursement of all or part of an Award previously paid to a Participant and/or authorize the cancellation of unpaid

Award amounts by which any such Award exceeded a lower payment that would have been made based on the correct financial metrics. In addition, to the extent required by applicable law, the Awards shall be subject to the clawback requirements of (i) Section 954 of the Dodd-Frank Act (regarding recovery of erroneously awarded compensation) and the rules and regulations thereunder; (ii) similar rules under the applicable laws of other jurisdictions; and (iii) policies adopted by the Company to implement such requirements, all to the extent determined by the Committee in its sole discretion to be applicable to such Participant or Award.
(c)    Restrictive Covenants. If the Committee in its sole discretion determines that any Participant has breached any restrictive covenant contained in Participant’s Employment Agreement or any other agreement between the Participant and the Company or any Affiliate of the Company that contains applicable restrictive covenants, then such Participant will not be eligible to receive any unpaid Award amounts under the Plan and such Participant shall be required to repay to the Company all or a portion of the Awards previously paid. Unpaid Awards shall be subject to cancellation as determined in the sole discretion of the Committee.
(d)    Other Negligent or Intentional Misconduct. If the Committee in its sole discretion determines that any Participant, through negligence or intentional misconduct, has caused the Company or any Affiliate of the Company to incur any Losses (as defined in Section 3.5 hereof) to a third party, such Participant shall be responsible for reimbursing the Company or any Affiliate of the Company for such Losses. If such Participant does not reimburse the Company or any Affiliate of the Company immediately upon demand, the Company or any Affiliate of the Company may apply any unpaid Award under this Plan to offset such Losses to the full extent permitted by applicable law.
(e)    Applicable Law. Without limiting the foregoing, all Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.
(f)    Forfeiture for Certain Misconduct. Any Participant who, in any capacity with the Company, knowingly falsifies, manipulates, or is grossly negligent in the processing of information in connection with the computation of an Award or payments under the Plan will forfeit any unpaid Award and will be subject to disciplinary action, up to and including termination.
Section 5.6    Section 280G.
    (a)     280G Cutback Generally. Notwithstanding the foregoing provisions of the Plan or any other arrangement or agreement with any Participant to the contrary, if any of the Award amounts otherwise payable hereunder to any Participant, when combined with all other payments and benefits to such Participant that would be considered “parachute payments” within the meaning of Section 280G(b)(2) of the Code (collectively, the “Payments”), will be subject to the tax imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed (the “Excise Tax”), then (i) if the current fair market value of the Payments, less the amount of the Excise Tax and all other applicable taxes (the “Net Payments”), exceeds the amount that the Participant would receive if the Payments were reduced to one dollar less than 300% of the Participant’s “base amount” within the meaning of Code Section 280G(b)(3) (the “280G Threshold”) after taking into account all applicable taxes on such amount, as determined hereunder, the payments as provided herein shall be made; and, (ii) if the Net Payments would not exceed the fair market value of the Payments if reduced to the 280G Threshold less all applicable taxes, the Company shall “cut-back” the Payments to the Participant as provided herein.  For the avoidance of doubt, each Participant shall be solely responsible for any Excise Tax imposed with respect to any such Payments, and under no circumstances shall the Company be required to make payment of the Excise Tax or to provide any Participant with any form of “gross-up” payment with respect to any Excise Tax.
(b)    Cutback Procedure. In the event of a cut-back, the Company shall reduce the Payments to the impacted Participant until such Payments do not exceed the 280G Threshold, as reasonably determined by the Company in good faith as provided herein.  For purposes hereof, the Participant’s “base amount,” the current fair market value of the Payments, the determination as to whether the Payments are to be cut back (as provided herein), and if so, the amount of the cut-back, shall be determined by the Company’s certified public accountant (or a certified public accountant or auditor designated by the Company’s certified public accountant) as soon as reasonably practicable, and in no event later than thirty (30) days following the date of the Change in Control.  The expense of such determinations shall be borne by the Company.
Section 5.7    No Duplication of Benefits or Triggering Events. For the avoidance of doubt, once a Change in Control of the Company (as defined hereunder) has occurred, the Plan shall be considered frozen except to the extent of benefits payable under Sections 5.1-5.3 on and following such Change in Control; no subsequent Change in Control event(s) shall trigger additional benefits under the Plan.
Article 6. Plan Term; Amendment or Termination of the Plan.
Section 6.1    Plan Term. The Plan shall automatically terminate, and no Participant shall have any further rights hereunder, in the event a Change in Control has not occurred on or prior to the three (3) year anniversary of the Effective Date.
Section 6.2    Plan Termination or Amendment. The Plan may be amended, modified or terminated at any time by the Committee; provided, however, except as expressly provided for by the terms of this Plan, the Committee may not, without the applicable Participant’s written consent, amend or terminate the Plan in any way that reduces the amount of cash (or property of equivalent value, if properly and legally authorized) payable to a Participant under any existing Award. Any amendment to or termination of the Plan will be made in writing and approved by the Committee.
Article 7. Assumption by Successor.
Any successor to the Company or to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) hereof will assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. Except as provided above, for all purposes under this Plan, the term “the Company” will include any successor to the Company or to the business and/or assets of the Company that becomes bound by the terms of this Plan by operation of law or otherwise.
Article 8. No Guarantee of Future Service.
Participation in the Plan will not provide any guarantee or promise of continued service of the Participant with the Company or any Affiliate of the Company or any right to participate in any other benefit plan of the Company or any other Affiliate of the Company. The Company and any other Affiliate of the Company by which Participant may be employed retains the right to terminate the employment of any Participant at any time, with or without Cause, for any reason or no reason. However, a Participant who terminates employment may be entitled to benefits under the Plan as provided herein depending upon the circumstances of the Participant’s termination.
Article 9. Taxes.
Section 9.1    Tax Withholding. Awards paid under the Plan will be subject to all applicable federal, state, and local withholding taxes as well as all other applicable withholdings. The Company or any Affiliate of the Company shall be entitled to withhold from any payments or other distributions under the Plan any amount required to satisfy any applicable income, employment and other tax withholding obligations.
Section 9.2    Code Section 409A. Notwithstanding anything to the contrary in this Plan, this Plan and the Awards issued hereunder are intended to be and shall be interpreted so as to comply with Section 409A of the Code, and the regulations and guidance promulgated thereunder, or an exemption therefrom, in both form and operation. Awards under the Plan shall be exempted from Section 409A, including the “short-term deferral” and “separation pay” exceptions pursuant to Treasury Regulations 1.409A-1(b)(4) and (b)(9), respectively, to the maximum extent permissible. Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Section 409A (or an exemption therefrom) shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. For purposes of Severance benefits under the Plan, a termination of employment shall not be considered to have occurred unless and until such termination constitutes a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h). Notwithstanding any other provision of the Plan, if any payment provided to a Participant in connection with the Participant’s separation from service is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment shall be delayed until the earlier of six (6) months or the Participant’s death, as applicable.
Section 9.3    No Company Liability for Taxes. Notwithstanding the foregoing, neither the Company nor the Committee nor any Affiliate of the Company shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any

Participant under Section 409A of the Code or otherwise. Neither the Company, the Committee, the Board, nor any Affiliate of the Company will have any liability to any Participant for such tax or penalty, and neither the Company, the Committee, the Board, or any Affiliate thereof shall have any obligation to reimburse any Participant for any taxes that may be imposed on him or her as a result of Section 409A or otherwise.
Article 10. Funding.
No provision of the Plan will require the Company or any Affiliate of the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company or any other Affiliate of the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Nothing contained in this Plan and no action taken pursuant to the provisions of any Award Agreement will create or be construed to create a trust of any kind. No property that may be acquired or invested by the Company in connection with the Plan or otherwise will be deemed a security for the obligations to the Participants hereunder, but will be, and continue for all purposes to be, part of the general funds of the Company. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.
Article 11. Plan Status.
This Plan shall be a non-qualified, unfunded deferred compensation plan for tax purposes and an unfunded plan for employees who are members of a select group of management or highly compensated employees of the Company (a “top hat” plan) for purposes of the Employee Retirement Income Security Act of 1974.
Article 12. Miscellaneous.
Section 12.1    Nonassignability of Awards; Beneficiary Designation. To the maximum extent permitted by applicable law, a Participant’s right or benefits under this Plan will not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No right or benefit hereunder will in any manner be subject to the debts, contracts, liabilities or torts of the Participant entitled to such benefit. Notwithstanding the foregoing, each Participant under the Plan may from time to time name a Beneficiary to whom an Award is payable in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with and accepted by the Company during the Participant’s lifetime on a beneficiary designation form in substantially the form attached as Appendix A hereto or as otherwise required by the Committee. The records of the Company at the time of Participant’s death shall be conclusive as to the identity of the Participant’s Beneficiary and the amount properly payable, and payment made in accordance with such facts, shall constitute a complete discharge of any and all obligations hereunder. If no beneficiary designation is on file with the Company at the time of death of the Participant, or if the Committee concludes that such designation is or may not be effective or valid for any reason, then the Awards may be paid to the deceased Participant’s spouse, if living. If such spouse does not survive Participant, payment of any Award shall be made to the Participant’s estate.
Section 12.2    Severability. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision had been omitted.
Section 12.3    Governing Law. Except where preempted by applicable U.S. federal law, this Plan, any Award Agreement hereunder, and the rights and obligations of the parties hereto with respect to the subject matter hereof shall be interpreted and enforced in accordance with, and governed exclusively by, the laws of the State of Georgia, excluding any conflict or choice of law provisions of that State that would result in the application of the law of any other jurisdiction and without regard to the location or locations at which a Participant is employed by the Company or any Affiliate.
Section 12.4    Dispute Resolution.
(a)    Any action, claim, cause of action, controversy, demand, dispute, disagreement, inquiry, investigation, litigation, suit, assertion of non-compliance or violation or assertion of liability or potential liability, whether based on contract, tort or otherwise (except for the commencement of any judicial Proceeding for preliminary or injunctive relief contemplated by Section 12.4(d)) that may arise between Participant (or anyone seeking to claim through Participant) and the Company or any Affiliate of the Company concerning any subject matter, issue, or circumstance whatsoever with respect to this Plan, including but not limited to the Participant’s service as an employee of the Company or any Affiliate of the Company with respect to this Plan or the Participant’s Award under or with respect to the Plan, or their interpretation and any of the matters in the Plan, and the continuation, performance, interpretation, or breach of the terms of the Plan (or any other agreement related thereto) between Participant (or anyone seeking to claim through Participant) and the Company or any Affiliate of the Company, whether entered into or arising before, on or after the Effective Date), at the request of the Company or Participant shall be exclusively determined by arbitration, which arbitration shall be final and binding to the maximum extent permitted by the Federal Arbitration Act (“FAA”) and any other applicable laws.
(b)    Notwithstanding the foregoing, prior to submitting any matter to binding arbitration, the parties (including the Company and relevant Participant(s)) shall first attempt to resolve such dispute in good faith through mediation administered in accordance with the American Arbitration Association’s Mediation Procedures. Any dispute unresolved by such mediation may be submitted to binding arbitration in accordance with Section 12(a) hereof.
(c)    Except as expressly provided in this Section 12, the Company and each Participant hereby agree to waive any right to have any Claim between them resolved in a court of law by a judge or jury.
(d)     Such mediation and arbitration shall be administered by the American Arbitration Association (the “AAA”) pursuant to the FAA in accordance with this Plan and the Commercial Arbitration Rules of the AAA (“AAA Rules”). Any mediation or arbitration shall take place in

Macon, Georgia, and any such mediation or arbitration shall be conducted before a single mediator or arbitrator (as applicable) appointed in accordance with the AAA Rules and this Section 12, who shall be experienced in corporate, benefit, and employment law matters.
(e)    Judgment upon any award rendered by the arbitrator hereunder may be entered in and enforced by any court having jurisdiction and in accordance with the practice of such court, subject only to vacation or modification as permitted by applicable laws.
(f)     Notwithstanding Section 12(a), the Company or any Affiliate of the Company, without bond, may seek and obtain temporary or injunctive relief against Participant, in any court of proper jurisdiction with respect to any and all temporary or preliminary injunctive or restraining procedures in connection with the Plan, including any breach or threatened breach by Participant of the terms of the Plan. For the purposes of enforcing this provision, the Company, the Committee, and each Participant expressly consents to the personal jurisdiction of the federal and state courts having territorial jurisdiction over Bibb County, Georgia.
(g)    Any forbearance or delay in enforcing the rights under this Section 12 shall not operate as a waiver of any rights under this Plan.
(h)    This agreement to arbitrate shall survive the termination of the Participant’s employment with the Company or any Affiliate of the Company, and termination of the Plan.
Section 12.5    Injunctive Relief. Each Participant understands, acknowledges and agrees that, in the event of a breach or threatened breach by Participant of the terms of the Plan, the Company and its Affiliates will suffer irreparable damage that cannot be adequately compensated by a monetary award. Participant recognizes that, in the event Participant fails to perform, observe or discharge any of Participant’s obligations or liabilities in connection with the Plan, any remedy of law may prove to be inadequate to the Company and its Affiliates. Therefore, Participant agrees that the Company and its Affiliates, at the option of such Persons, may be entitled to temporary or permanent injunctive relief in any case without the necessity of proving actual damages. Any provisions to the contrary herein notwithstanding, the law applicable in the jurisdiction of such court shall apply with respect to, but limited to, all such temporary or preliminary injunctive or restraining procedures. Participant further acknowledges, however, that the Company and its Affiliates shall have the right to seek a remedy at law (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach) as well as or in lieu of equitable relief in the event of any such breach.
Section 12.6    Headings. The headings in the Plan are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.
Section 12.7    Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and, other than Award Agreements with individual Participants, there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company or any Affiliate of the Company other than those as set forth or provided for herein.

WHEREAS, the Plan has been approved as of the Effective Date.

                            BLUE BIRD CORPORATION

                            /s/ Philip Horlock
                            By: Phil Horlock
                            Its: Chief Executive Officer

APPENDIX A

[FORM OF BENEFICIARY DESIGNATION]

BLUE BIRD CORPORATION CHANGE IN CONTROL PLAN

BENEFICIARY DESIGNATION

PARTICIPANT NAME: ________________________________________________________
whose address is _______________________________________________________________.

With respect to any amount payable to me, the undersigned Participant under the Blue Bird Corporation Change in Control Plan (the “Plan”), following my death, I hereby revoke any prior beneficiary designation heretofore made by me under the Plan, and in lieu thereof, I hereby designate the following as my Beneficiary:

BENEFICIARY:
100% to                        , whose address is                                                                 .

In the event my Beneficiary is not living at the time of my death, any amount payable under the Plan is to be paid to my estate.

Executed by the undersigned Participant this _____ day of __________________, ________.

___________________________________
SIGNATURE OF PARTICIPANT

APPENDIX B

[FORM OF AWARD AGREEMENT]

BLUE BIRD CORPORATION CHANGE IN CONTROL PLAN

AWARD AGREEMENT

PARTICIPANT:             [NAME]

DATE OF AWARD AGREEMENT:     [●]

Blue Bird Corporation, a Delaware corporation, (the “Company”) is pleased to inform the above-named Participant (“Participant” or “you”) that you have been designated as a Participant under the Blue Bird Corporation Change in Control Plan (the “Plan”).
1.Plan Terms Control. Unless otherwise defined herein, the terms defined in the Plan will have the same meanings in this Award Agreement. All applicable terms, provisions, and conditions set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern.

2.Award. Pursuant to the terms of the Plan, you are hereby granted an Award under the Plan, in conformity with and to be calculated in accordance with the terms and conditions of the Plan, which potentially includes a Change in Control Bonus and Severance. For the avoidance of doubt, no benefits will be payable under the Plan unless and until a Change in Control has occurred (and with respect to the Severance, in the event of a Qualifying Termination within eighteen (18) months following the Change in Control).

3.Withholding. All Award payments shall be less applicable withholding taxes. The Company shall have the right to deduct from any and all payments made in connection with the Award the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to the Award.

4.Award Confidentiality. You agree to maintain in complete confidence the existence of this Award Agreement, your participation in the Plan and the contents and terms of this Award Agreement (collectively, the “Award Information”). Except as required by applicable law, you may disclose Award Information only to your immediate family members, the court in any proceedings to enforce the terms of this Award Agreement and the Plan, and your accountant and any professional tax or legal advisor to the extent that they need to know the Award Information in order to provide advice on tax treatment or to prepare tax returns, and must use your reasonable best efforts to prevent disclosure of any Award Information to all other third parties. You agree that you will not publicize, directly or indirectly, any Award Information. You acknowledge and agree that any unauthorized disclosure of Award Information may cause you to forfeit rights arising under the Award Agreement and the Plan, including rights to payment, and also may require you to refund any payments you have received under this Award Agreement and the Plan to the Company.

5.Entire Agreement. This Agreement and the Plan constitute the entire understanding and agreement between Participant and the Company regarding this Award. Except as otherwise provided under the Plan, this Agreement may only be modified or amended by written agreement executed by the parties hereto.

6.No Right to Continued Employment. Nothing in the Plan or this Agreement shall confer any right to continued employment with the Company, or interfere in any way with the right of the Company to terminate the Participant’s employment at any time.

    Accepted by Participant

        Signature

        Print Name

Received

Date:

BLUE BIRD CORPORATION

By:

Its: